Exhibit 12.2
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Nine month period ended
September 30, 2005
Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$88,026
Plus:
Fixed Charges (excluding capitalized interest)	486,792

Total Earnings	$574,818

Fixed Charges:
Interest expensed and capitalized	$483,209
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,363
An estimate of the interest component within rental expense	2,220

Total Fixed Charges before preferred dividends	486,792

Preferred dividends	24,974
Ratio of pre tax income to net income	1.534

Preferred dividend factor	38,318

Total fixed charges and preferred stock dividends	$525,110

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.09

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$88,026
Plus:
Fixed Charges (excluding capitalized interest)	411,831

Total Earnings	$499,857

Fixed Charges:
Interest expensed and capitalized	$408,248
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,363
An estimate of the interest component within rental expense	2,220

Total Fixed Charges before preferred dividends	411,831

Preferred dividends	24,974
Ratio of pre tax income to net income	1.534

Preferred dividend factor	38,318

Total fixed charges and preferred stock dividends	$450,149

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.11